UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a -12

FROZEN FOOD EXPRESS INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FROZEN FOOD EXPRESS INDUSTRIES, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 2008

TO THE SHAREHOLDERS OF
FROZEN FOOD EXPRESS INDUSTRIES, INC.:

Notice is hereby given that the 2008 annual meeting of shareholders of Frozen Food Express Industries, Inc., a Texas corporation, will be held on Wednesday, May 14, 2008, at 2:00 p.m., Central time, in the Las Colinas Country Club, 4400 North O’Connor Boulevard, Irving, TX 75062-2796 to consider and vote on:

1.	election of three Class I Directors for a three-year term, or until their respective successors are elected and qualified;

2.
approval of the amended and restated Frozen Food Express Industries, Inc. 2005 Non-Employee Director Restricted Stock Plan (as Restated Effective April 1, 2008), adding an additional 50,000 shares that may be issued under the plan; and

3.	such other business as may properly be brought before the 2008 annual meeting or any adjournment thereof.

    We encourage you to attend the 2008 annual meeting in person.  Whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy at your earliest convenience.

     Shareholders of record at the close of business on April 1, 2008, are entitled to notice of, and to vote, at the 2008 annual meeting or any adjournment of the meeting.  A list of all shareholders entitled to vote at the meeting is on file and available for inspection by shareholders at our corporate offices, located at 1145 Empire Central Place, Dallas, Texas 75247.

By Order of the Board of Directors

Dallas, Texas	LEONARD W. BARTHOLOMEW
April 18, 2008	Corporate Secretary

FROZEN FOOD EXPRESS INDUSTRIES, INC.
1145 Empire Central Place
Dallas, Texas 75247
Telephone: (214) 630-8090

Proxy Statement for Annual Meeting of
Shareholders to be Held on May 14, 2008

ABOUT THE MEETING

•	What is a proxy?
•	What is the difference between a "shareholder of record" and a "street name" holder?
•	Why did I receive more than one proxy card?
•	Who is qualified to vote?
•	How many shares of common stock may vote at the Annual Meeting?
•	Who can sign the proxy?
•	How do I vote?
•	Can I vote in person at the Annual Meeting?
•	What are the Board's recommendations on how I should vote?
•	What are my choices when voting?
•	How will my shares be voted if I do not specify how they should be voted?
•	What vote is required to approve each proposal?
•	How are abstentions and broker non-votes treated? How will they be counted for quorum purposes?
•	Can I change my vote after I have mailed in my proxy card?
•	Who will count the votes?
•	Who pays the cost of this proxy solicitation?
•	Is this proxy statement the only way that proxies are being solicited?

This proxy statement, the accompanying proxy card and the annual report to shareholders for the year ended December 31, 2007, of Frozen Food Express Industries, Inc. ("we", "us" or the "Company") are being mailed on or about April 18, 2008. Our Board of Directors (the “Board”) is soliciting your proxy to vote your shares at the annual meeting of shareholders or any adjourned sessions of the meeting to be held on May 14, 2008, at 2:00 p.m., Central time, in the Las Colinas Country Club, 4400 North O’Connor Boulevard, Irving, TX 75062-2796. You can find directions to the annual meeting on the outside back cover of this proxy statement. The Board is soliciting your proxy to give all shareholders of record the opportunity to vote on matters that will be presented at the annual meeting, even if shareholders are not able to attend the meeting. All proxies in the enclosed form that are properly executed and received by us before or at the annual meeting and not revoked will be voted at the annual meeting or any adjournments in accordance with the instructions on the proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with our Corporate Secretary, at or before the taking of the vote at the annual meeting, a written notice of revocation bearing a later date than the date of the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to our Corporate Secretary before the annual meeting or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). This proxy statement provides you with information on these matters to assist you in voting your shares.

What is a proxy?
A proxy is your legal designation of another person to vote on your behalf. By completing and returning the enclosed proxy card, you are giving the proxies appointed by our Board and identified on the proxy card the authority to vote your shares in the manner you indicate on your proxy card.

What is the difference between a "shareholder of record" and a "street name" holder?
These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent and registrar, you are a "shareholder of record".  If your shares are held in the name of a broker, bank, trust or other nominee as a custodian, you are a "street name" holder.

Why did I receive more than one proxy card?
You will receive multiple proxy cards if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held in "street name", you will receive your proxy card or other voting information from your broker or other custodian, and you will return your proxy card or cards to your broker or other custodian. You should complete and sign each proxy card you receive.

Who is qualified to vote?
You are qualified to receive notice of, and to vote at, the annual meeting if you owned shares of our common stock, par value $1.50 per share, at the close of business on the record date for the annual meeting of April 1, 2008.

How many shares of common stock may vote at the annual meeting?
As of the record date, there were 16,757,053 shares of common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote regarding each matter presented.

Who can sign the proxy?
If a shareholder is a company, the accompanying proxy should be signed in its full company name by its president or other authorized officer, who should indicate his or her title. If a shareholder is a partnership, the proxy should be signed in the partnership name by an authorized person. If stock is registered in the name of two or more trustees or other persons, the proxy should be signed by each of them. If stock is registered in the name of a decedent, the proxy should be signed by an executor or an administrator. The executor or administrator should attach to the proxy appropriate instruments showing his or her qualification and authority. Proxies signed by a person as agent, attorney, administrator, executor, guardian or trustee should indicate such person's full title following his or her signature.

How do I vote?
If you are a shareholder of record, you can vote your proxy by mailing in the enclosed proxy card. Please refer to the specific instructions set forth on the enclosed proxy card.

If you hold your shares in street name, your broker, bank, trustee or nominee will provide you with materials and instructions for voting your shares.

Can I vote in person at the annual meeting?
If you are a shareholder of record, you may vote your shares in person at the annual meeting. If you hold your shares in street name, you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Annual Meeting.

What are the Board's recommendations on how I should vote?
The Board recommends that you vote your shares as follows:

Proposal 1 -	FOR the election of each Class I Director for a three-year term, or until their respective successors are elected and qualified.

Proposal 2 -  FOR the approval of the amended and restated Frozen Food Express Industries, Inc. 2005 Non-Employee Director Restricted Stock Plan (as Restated Effective April 1, 2008), adding an additional 50,000 shares that may be issued under the plan.

What are my choices when voting?
With respect to:

Proposal 1 -
You may (i) vote "FOR" electing all Director nominees as a group, (ii) withhold your vote on all Director nominees as a group or (iii) vote "FOR" electing Director nominees as a group except those nominees identified by you in the appropriate area on the proxy card.

Proposal 2 -	You may vote "FOR" or "AGAINST" the Proposal, or you may elect to abstain from voting.

How will my shares be voted if I do not specify how they should be voted?
If you sign and return your proxy card without indicating how you want your shares to be voted, the proxies appointed by the Board will vote your shares as follows:

Proposal 1 -	FOR the election of three Class I Directors for a three-year term, or until their respective successors are elected and qualified.

Proposal 2 -	FOR the Proposal.

What vote is required to approve each proposal?
Under our Amended and Restated Bylaws (as heretofore amended, the “Bylaws”), the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote is necessary to constitute a quorum at the annual meeting. Upon establishment of a quorum at the annual meeting, Directors will be elected by a plurality of the votes of the issued and outstanding shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on Proposal 1. In a plurality voting, the nominee who receives the most votes for his or her election is elected. Approval of Proposal 2 will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the annual meeting.

How are abstentions and broker non-votes treated? How will they be counted for quorum purposes?
A broker non-vote occurs when a broker, bank, trustee or nominee holding shares for a beneficial owner submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors. Non-routine matters include amendments to benefit plans, like the matter being submitted to the shareholders in Proposal 2. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but have no effect on the determination of whether a plurality exists with respect to a given nominee. Abstentions will count as votes cast on Proposal 2, but will not count as votes cast in favor of the proposal and, therefore, will have the same effect as votes against the proposal. Broker non-votes will not be considered to have voted on the proposal. The proxies will be voted for or against the proposals or as an abstention, in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for each proposal.

Can I change my vote after I have mailed in my proxy card?
You may revoke your proxy by doing one of the following:
•	by sending a written notice of revocation to our Corporate Secretary that is received prior to the annual meeting, stating that you revoke your proxy;
•	by signing a later-dated proxy card and submitting it so that it is received prior to the annual meeting; or
•	by attending the annual meeting and voting your shares in person.

Who will count the votes?
Representatives from Registrar and Transfer Company, our transfer agent, will count the votes and serve as our inspectors of election. The inspectors of election will be present at the annual meeting.

Who pays the cost of this proxy solicitation?
We pay the costs of soliciting proxies. Upon request, we will reimburse brokers, dealers, banks, trustees and other nominees for reasonable expenses incurred in forwarding these proxy materials to beneficial owners of shares of our common stock.

Is this proxy statement the only way that proxies are being solicited?
No. In addition to mailing these proxy materials on behalf of our Board, certain of our Directors, officers or employees may solicit proxies by telephone, facsimile, e-mail or personal contact. They will not be specifically compensated for doing so.

If you have any further questions about voting or attending the annual meeting please contact our Corporate Secretary at secretary@ffex.net or by telephone at 1-800-569-9200.

OUTSTANDING CAPITAL STOCK; PRINCIPAL SHAREHOLDERS

At the close of business on the April 1, 2008, the record date, there were 16,757,053 shares of our common stock outstanding and entitled to be voted at the annual meeting. The following table sets forth certain information as of the record date, except as otherwise indicated, with respect to (i) each person known to our management to be the beneficial owner of more than 5% of our common stock; (ii) each Director and Director nominee; (iii) each named executive officer identified in the Summary Compensation Table (as defined in Item 402(a)(3) of the Regulation S-K, the "Named Executive Officers") and (iv) all current Directors and executive officers as a group.

		Shares Beneficially Owned(1)
Beneficial Owner	Address	Number		Percent
Beneficial Owners of More than 5%
FMR LLC	82 Devonshire Street Boston, MA 02109	2,176,564	(2)	12.99%
Hawkshaw Capital Management, LLC	400 Madison Avenue, 14th Floor New York, NY 10017	1,950,129	(3)	11.64%
Sarah M. Daniel	612 Linda El Paso, TX 79922	1,720,922	(4)	10.27%
Stoney M. Stubbs, Jr.	158 Jellico Circle Southlake, TX 76092	1,725,774	(5)	9.94%
Lucile B. Fielder	104 South Commerce St. Lockhart, TX 78644	1,620,200	(6)	9.67%
Frozen Food Express Industries, Inc. 401(k) Savings Plan, by Delaware Charter Guarantee & Trust Company, as Trustee	1013 Centre Road Wilmington, DE 19805	1,514,927	(7)	9.04%
Dimensional Fund Advisors, Inc.	1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,480,378	(8)	8.83%
Directors, Nominees and Named Executive Officers
Stoney M. Stubbs, Jr.		1,725,774	(5)	9.94
S. Russell Stubbs		313,731	(9)	1.86
Thomas G. Yetter		88,600	(10)	*
Barrett D. Clark		2,576	(11)	*
Brian R. Blackmarr		39,565	(12)	*
Leroy Hallman		36,998	(13)	*
W. Mike Baggett		11,567	(14)	*
T. Michael O'Connor		17,261	(15)	*
Jerry T. Armstrong		14,099	(16)	*
All Directors and Executive Officers as a Group (9 persons)		2,250,171	(17)	12.83%

        * Less than 1%.
(1)	Except as otherwise noted, all shares are held directly, and the owner has sole voting and investment power.
(2)
Information concerning the number of shares owned by FMR LLC, the successor to FMR Corp., is as of December 31, 2007 and was obtained from a Schedule 13G/A filed on February 14, 2008. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR LLC and an investment adviser is the beneficial owner of 2,176,564 shares or our common stock, as a result of acting as investment adviser to various investment companies.  Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, each has sole power to dispose of the 2,176,564 shares.

(3)	Information concerning the number of shares owned by Hawkshaw Capital Management, LLC is as of December 31, 2007 and was obtained from a Schedule 13G/A filed on February 14, 2008.
(4)
Ms. Daniel has sole voting and dispositive power over 53,590 shares, joint voting and dispositive power with her husband over 45,092 shares, joint voting and dispositive power with her daughter over 3,280 shares and shared voting and dispositive power with Ms. Fielder over 1,321,332 shares owned by Weller Investment, Ltd. and 297,628 shares owned by Weller Properties, Ltd.

(5)
Includes 608,326 shares issuable pursuant to options exercisable within 60 days of April 1, 2008, 10,046 shares of restricted stock for which Mr. Stoney M. Stubbs, Jr. has voting power, 143,738 shares allocated to his account in the Frozen Food Express Industries, Inc. 401(k) Savings Plan, 26,626 shares allocated to his account in the FFE Transportation Services, Inc. 401(k) Wrap Plan and 673,286 shares held in family partnerships controlled by Mr. Stoney M. Stubbs, Jr.

(6)
Ms. Fielder has sole voting and dispositive power over 1,240 shares and shared voting and dispositive power with Ms. Daniel over 1,321,332 shares owned by Weller Investment Ltd. and 297,628 shares owned by Weller Properties, Ltd.

(7)
Information concerning the number of shares owned by Frozen Food Express Industries, Inc. 401(k) Savings Plan, by Delaware Charter Guarantee & Trust Company, as Trustee, is as of December 31, 2007, and was obtained from a Schedule 13G/A dated February 12, 2008.

(8)	Information concerning the number of shares owned by Dimensional Fund Advisors, Inc. is as of December 31, 2007 and was obtained from a Schedule 13G/A filed on February 6, 2008.
(9)
Includes 68,861 shares issuable pursuant to options exercisable within 60 days of April 1, 2008, 10,755 shares of restricted stock for which Mr. S. Russell Stubbs has voting power, 32,623 shares allocated to his account in the Frozen Food Express Industries, Inc. 401(k) Savings Plan, 6,717 shares allocated to his account in the FFE Transportation Services, Inc. 401(k) Wrap Plan, 1,112 shares held in a partnership controlled by Mr. S. Russell Stubbs, 5,727 shares held by his spouse and 6,116 shares held in irrevocable trusts of which Mr. S. Russell Stubbs is the trustee.

(10)
Includes 61,319 shares issuable pursuant to options exercisable within 60 days of April 1, 2008, 8,741 shares of restricted stock for which Mr. Yetter has voting power, 8,528 shares allocated to his account in the Frozen Food Express Industries, Inc. 401(k) Savings Plan and 275 shares allocated to his account in the FFE Transportation Services, Inc. 401(k) Wrap Plan.

(11)	Includes 2,576 shares of restricted stock for which Mr. Clark has voting power.
(12)	Includes 11,250 shares issuable pursuant to options exercisable within 60 days of April 1, 2008 and 4,724 shares of restricted stock for which Mr. Blackmarr has voting power.
(13)
Includes 11,250 shares issuable pursuant to options exercisable within 60 days of April 1, 2008, 3,865 shares of restricted stock for which Mr. Hallman has voting power and 7,475 shares held by a trust of which Mr. Hallman is the trustee.

(14)	Includes 4,818 shares issuable pursuant to options exercisable within 60 days of April 1, 2008 and 3,865 shares of restricted stock for which Mr. Baggett has voting power.
(15)	Includes 11,250 shares issuable pursuant to options exercisable within 60 days of April 1, 2008 and 4,724 shares of restricted stock for which Mr. O'Connor has voting power.
(16)	Represents 9,376 shares issuable pursuant to options exercisable within 60 days of April 1, 2008 and 3,865 shares of restricted stock for which Mr. Armstrong has voting power.
(17)
Includes 786,450 shares issuable pursuant to options exercisable within 60 days of April 1, 2008, 53,161 shares of restricted stock with voting power, 184,889 shares allocated to the Frozen Food Express Industries, Inc. 401(k) Savings Plan, 33,618 shares allocated to the FFE Transportation Services, Inc, 401(k) Wrap Plan, 674,398 shares held by family partnerships, 5,727 shares held by a spouse, and 13,591 shares held by trusts.

EXECUTIVE OFFICERS
The table below sets forth certain information regarding our principal officers including our current executive officers:

Name	Age	Position
Stoney M. Stubbs, Jr.	71	President and Chief Executive Officer
S. Russell Stubbs	44	Senior Vice President and Chief Operating Officer
Thomas G. Yetter	55	Senior Vice President and Chief Financial Officer

See Stoney M. Stubbs, Jr.’s biography under Proposal 1: Election of three Class I Directors.
See S. Russell Stubbs’ biography under Proposal 1: Election of three Class I Directors.
See Thomas G. Yetter’s biography under Proposal 1: Election of three Class I Directors.

CORPORATE GOVERNANCE
We are committed to having sound corporate governance principles. Having such principles is essential to running our business with integrity and maintaining our credibility with our customers, our vendors, our employees, our shareholders and the general public. Our Code of Business Conduct and Ethics (the “Code of Ethics”) is available on our internet website at www.ffex.net under the Corporate Governance link and is available in print without charge from our Corporate Secretary. Such requests should be directed to our Corporate Secretary at Frozen Food Express Industries, Inc., 1145 Empire Central Place, Dallas, Texas 75247 or emailed to secretary@ffex.net.
The Code of Ethics applies to all of our Directors and employees, including the principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. The Code of Ethics addresses all Nasdaq Stock Market ("Nasdaq") content requirements, and includes provisions addressing conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of our assets, compliance with our policies, and with laws, rules and regulations. No waivers of the Code of Ethics were requested or granted in 2007.
The Board, its standing committees and management remain committed to proactive pursuit of best practices of corporate governance, accountability and transparency. Our website has links to our filings with the Securities and Exchange Commission (the “SEC”), including all Forms 3, 4 or 5 filed pursuant to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"). In addition to the Code of Ethics, the Corporate Governance section of our website also contains our Audit Committee and Nominating Committee Charters, copies of which are also available in print without charge from our Corporate Secretary at the address shown above. Additional data available in the Corporate Governance section of our website include information on the composition and functions of our Board of Directors and its committees and instructions for submission of shareholder communications to the Board.

Board of Directors -- Meetings and Committees
Our Bylaws provide that our Board shall consist of nine Directors.  The Board has affirmatively determined that none of our six non-employee Directors (Jerry T. Armstrong, W. Mike Baggett, Brian R. Blackmarr, Barrett D. Clark, Leroy Hallman and T. Michael O'Connor) has any material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of Nasdaq director independence standards. Accordingly, a substantial majority of the Board is currently independent as required by the SEC rules and the Nasdaq director independence standards.
Our Board met in person or by teleconference six times during the year ended December 31, 2007. Our non-employee Directors conducted executive sessions without management during each of the four regular meetings of our Board during 2007. Our Board has three standing committees: the Audit, Compensation, and Nominating Committees, each of which selected a Committee Chairman from its members.  Only independent Directors serve on the Board's standing committees.  During 2007, each incumbent Director attended at least 93% of the meetings held by our Board of Directors and the committees of which he was a member. The membership of each of the committees and the number of meetings held by each committee during 2007 is reflected in the following table:

Name of Independent Director	Audit	Compensation	Nominating
Jerry T. Armstrong	Chairman
W. Mike Baggett	X	X	Chairman
Brian R. Blackmarr		Chairman	X
Barrett D. Clark		X
Leroy Hallman	X	X
T. Michael O’Connor	X
Number of committee meetings in Fiscal 2007	10	7	1
X = Committee member

Director Attendance at the Annual Meetings of Shareholders
Absent unusual circumstances, we expect all our Directors to attend all annual meetings of shareholders. All Directors attended the 2007 annual meeting.

Consideration of Director Nominees; Nominating Committee
We maintain a Nominating Committee consisting of W. Mike Baggett (Chairman), and Brian Blackmarr, each of whom is independent within the meaning of the Nasdaq listing standards. The Committee met once in the last fiscal year.  The Committee has the responsibility to periodically assess, develop and communicate with our Board concerning the appropriate criteria for nominating and appointing Directors, including our Board's size and composition, applicable listing standards and laws, individual Director performance, expertise, experience, willingness to serve actively, number of other public and private company boards on which a Director candidate serves, consideration of Director nominees timely proposed by shareholders in accordance with our Bylaws and other appropriate factors. Other specific duties and responsibilities of our Nominating Committee include recommending to our Board the individuals to be nominated for election as Directors at each annual meeting of shareholders, identifying and recommending to our Board the appointees to be selected by the Board for service on the committees of the Board, retaining and terminating any search firm used to identify Director candidates, overseeing an annual review of the performance of the full Board and performing any other activities our Board considers appropriate. Our Board considers the recommendations of the Committee with respect to the nominations of directors to the Board, but otherwise retains authority over the identification of nominees. Candidates to serve on our Board of Directors are considered based upon various criteria, such as ethics, business and professional activities, relevant business expertise, available time to carry out our Board's duties, conflicts of interest, service on other boards and commitment to our overall performance. The Committee will make an effort to maintain representation on our Board of members who have substantial and direct experience in areas of importance to us.  The Nominating Committee Charter is available within the Corporate Governance section of our internet website at www.ffex.net.

Procedures for Nominations by Shareholders
Our Nominating Committee is charged with the responsibility, among others, of recommending to the Board the individuals to be nominated for election as directors at each annual meeting of stockholders. Following a recommendation by the Nominating Committee, all of our Directors participate in the consideration of nominees for our Board. In addition to the nominating duties performed by that committee under its committee charter, our Board has adopted the nomination policy described in this section for the consideration of Director candidates whose names are submitted by our shareholders.  If you wish to submit candidates for consideration at our 2009 annual meeting, you should send the following information to our Corporate Secretary at Frozen Food Express Industries, Inc., 1145 Empire Central Place, Dallas, Texas 75247 on or before December 16, 2008:
•	your name and address as it appears on our books and records; the number and class of shares you own beneficially and of record, the length of period held and proof of ownership of such shares;
•	name, age and address of the candidate;
•
a detailed resume describing, among other things, the candidate's educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	any information regarding any relationships between us and the candidate within the last three years;
•
any information relating to such candidate that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to the Exchange Act, and rules adopted thereunder;

•	a description of any arrangements or understandings between you and such candidate;
•	a supporting statement which describes the candidate's reasons for seeking election to our Board, and documents his or her ability to satisfy the Director qualifications; and
•	a signed statement from the candidate, confirming willingness to serve on our Board.

Our Corporate Secretary will promptly forward such materials to the Nominating Committee and will maintain copies of such materials for future reference by our Nominating Committee for use when nominating persons for election or when filling vacant Board positions.
If a vacancy arises or if our Board decides to expand its membership, our Nominating Committee will seek recommendations of potential candidates from a variety of sources (which may include incumbent Directors, shareholders, our management and third-party consultants). At that time, the Committee will consider potential candidates submitted by shareholders in accordance with the procedures described above. The Committee will then evaluate each potential candidate's educational background, employment history, outside commitments and other relevant factors to determine whether he or she is potentially qualified to serve on our Board. The Committee will seek to identify and recruit the best available candidates, and intends to evaluate qualified shareholder candidates on the same basis as those submitted by other sources.
After completing this process, our Nominating Committee will determine whether one or more candidates are sufficiently qualified to warrant further investigation. If the process yields one or more desirable candidates, the Committee will rank them by order of preference, depending on their respective qualifications and our needs. The Committee will then contact the desired candidate(s) to evaluate their potential interest and to schedule interviews. All such interviews will be held in person, and will include only the candidate and the Nominating Committee. Any travel expenses incurred by the candidate may be at the expense of the candidate, at the discretion of the Committee. Based upon interview results, the candidate's qualifications and appropriate background checks, the Committee will then decide whether they will recommend the candidate's nomination to the full Board.

Shareholder Communications with the Board
Our Board has adopted the following procedures for shareholders to send communications to the full Board or individual Directors.
Shareholders seeking to communicate with our Board should submit their comments in writing to our Corporate Secretary at Frozen Food Express Industries, Inc., 1145 Empire Central Place, Dallas, Texas 75247 or by email to secretary@ffex.net. Our Corporate Secretary will forward all such communications (excluding routine advertisements and business solicitations and communications that the Corporate Secretary deems not a bona fide shareholder communication) to each member of our Board, or if applicable, to the individual Director(s) named in the correspondence. Subject to the following, the Chairman of our Board and our independent Directors will receive copies of such shareholder communications, including those addressed to individual Directors, unless such communications address allegations of misconduct or mismanagement on the part of the Chairman of the Board. In such an event, our Corporate Secretary will first consult with and receive the approval of our independent Directors before disclosing or otherwise discussing the communication with the Chairman of the Board.
We reserve the right to screen materials sent to our Directors for potential security risks or harassment purposes, and we also reserve the right to verify ownership status before forwarding communications to our Board.
Our Corporate Secretary will determine the appropriate timing for forwarding shareholder communications to our Directors. He or she will consider each communication to determine whether it should be forwarded promptly or compiled and sent with other communications and other Board materials in advance of the next scheduled Board meeting.
Shareholders can also communicate with our Board at the annual meetings of shareholders.

Audit Committee
We have established and maintain an Audit Committee in accordance with the rules promulgated under the Exchange Act. Our Audit Committee assists our Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, the qualifications of our independent public accounting firm, compliance with legal and regulatory requirements, our internal audit function and internal controls over financial reporting. This Committee works closely with management as well as our independent auditors and currently consists of Jerry T. Armstrong (Chairman), W. Mike Baggett, Leroy Hallman and T. Michael O'Connor, all of whom meet the independence criteria of audit committee members prescribed by the Nasdaq listing standards' financial literacy requirements. Our Board has determined that Mr. Armstrong meets the requisite SEC criteria to qualify as an audit committee financial expert. Our Audit Committee met 10 times during 2007. The Committee operates pursuant to a written charter, which has been approved and adopted by our Board and is reviewed and reassessed annually by the Committee. The Audit Committee charter is available within the corporate governance section of our internet website at www.ffex.net. The Report of the Audit Committee is included herein and appears on page 22 of this proxy statement.

Related Party Transactions Policy
In accordance with our Code of Ethics, our Audit Committee is responsible for reviewing and approving the terms and conditions of all proposed transactions that involve a conflict of interest, transactions between us, any of our subsidiaries or affiliates, and any of our officers or Directors, or relatives or affiliates of any such officers or Directors, to ensure that such "related-party" transactions are fair and in the overall best interest of the Company.

Compensation Committee
The principal functions of our Compensation Committee are to review and approve executive officer compensation and employee compensation matters, including matters regarding our various benefit plans, independently or in conjunction with our Board, as appropriate. Specific duties and responsibilities include, among others, reviewing and approving objectives relevant to executive officer compensation, evaluating performance and determining the compensation of each executive officer in accordance with those objectives, approving and amending our incentive compensation and stock option program and recommending compensation arrangements for our Directors. To fulfill its responsibilities, the Committee met seven times during 2007. The Committee currently consists of Brian R. Blackmarr (Chairman), Barrett D. Clark, W. Mike Baggett and Leroy Hallman, all of whom meet the independence criteria prescribed by Nasdaq. The Committee does not currently have a charter.  The Report of the Compensation Committee is included herein and appears on page12 of this proxy statement.

Compensation Committee Interlocks and Insider Participation
As of December 31, 2007, no member of our Compensation Committee is involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K.

Nominating Committee
              The principal functions of our Nominating Committee are to screen individuals who are eligible and qualified to serve on the Board and to recommend those individuals to the full Board. Only people who have been screened and recommended by the committee can be considered by the Board for either interim appointment to the Board, or for nomination for election by shareholders to the Board of Directors.  This committee was newly formed in August 2007, and met once during 2007.  The Committee currently consists of Chairman W. Mike Baggett and Brian R. Blackmarr, both of whom meet the independence criteria prescribed by Nasdaq.  The Nominating Committee charter is available within the corporate governance section of our internet website at www.ffex.net.

PROPOSAL 1: ELECTION OF THREE
CLASS I DIRECTORS, EACH FOR A THREE-YEAR TERM
Our Bylaws provide that our Board shall consist of nine Directors.  Each year, the Directors in one of the three classes are elected to serve for a three-year term. The current term for Class I Directors will expire at the annual meeting. The current term for Class II Directors will expire at the 2009 annual meeting of shareholders and the current term for Class III Directors will expire at the 2010 annual meeting of Shareholders.
Three persons have been nominated by our Board of Directors for election as Class I Directors at the annual meeting, all of whom are incumbent Class I Directors, with Mr. Clark previously appointed to fill a vacancy on our Board.

Nominees
The Board recommends that you vote FOR the election of each of the individuals who has been nominated to serve as a Class I Director. Unless otherwise instructed, the persons named as proxies will vote all proxies received FOR the election of the persons named as nominees for Class I Directors for a term of three years. If you wish to give specific instructions with respect to the voting of Directors, you may do so by indicating your instructions on your proxy or voting instruction card.
If, at the time of the annual meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy will be used to vote for a substitute or substitutes as may be designated by the Nominating Committee and our Board. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

Certain information with respect to the nominees for election as our Directors, and the other Directors whose terms of office will continue after the 2008 annual meeting is set forth below. Each nominee and Director has served in his principal occupation for the last five fiscal years, unless otherwise indicated.

Name, Age, Principal Occupation or Position, Other Directorships	Served as Director Since	Term Expiration Date (if elected)	Class
Nominees for Election at the 2008 Annual Meeting
Barrett D. Clark—35 Mr. Clark is Managing Partner of Clark Cattle Company, a ranching operation, since 1995. He also manages Trinity Real Estate, a land investment and brokerage company. Mr. Clark also sits on the oversight board of Breck Operating, Inc., a privately-owned oil and gas operating company with properties in 17 states and Canada. Mr. Clark was appointed to our Board as a Class I Director on August 15, 2007.	2007	2011	I
Leroy Hallman—93 Mr. Hallman is a retired attorney. He is a member of the Audit Committee and a member of the Compensation Committee.	1975	2011	I
S. Russell Stubbs—44 Mr. Stubbs is our Senior Vice President and Chief Operating Officer since May 17, 2006. Mr. Stubbs has served as President of Lisa Motor Lines, Inc., our subsidiary, since 1999. He joined FFE Transportation Services, Inc., our primary operating subsidiary, in 1986 as a management trainee. He is the son of Stoney M. Stubbs, Jr., our Chairman, President, Chief Executive Officer and Class III Director.	2005	2011	I
Continuing Directors
Brian R. Blackmarr—66 Mr. Blackmarr has been President and Chief Executive Officer of RFID Systems Inc., a computer software company, since June 2002 and Fusion Laboratories, Inc., an information technology services company, since January 2002. From January 2000 until January 2002, Mr. Blackmarr was President and Chief Executive Officer of eBusLink, Inc., a technology consulting company.	1990	2009	II
W. Mike Baggett—61 Mr. Baggett has been Chairman and Chief Executive Officer of Winstead PC, a Dallas-based law firm, since 1992.	1998	2009	II
Thomas G. Yetter—55 Mr. Yetter has been our Senior Vice President, Chief Financial Officer and Treasurer since May 17, 2006. He served as Interim Chief Financial Officer since February 15, 2006. Mr. Yetter joined us in 1986 and has served as Treasurer since 1988. He also previously served as Vice President of Finance for FFE.	2006	2009	II
Stoney M. Stubbs, Jr.—71 Mr. Stubbs has been our Chairman of the Board, President and Chief Executive Officer since 1980. He is the father of S. Russell Stubbs, our Chief Operating Officer and a Class I Director.	1977	2010	III
T. Michael O’Connor—53 Mr. O’Connor has managed T. J. O’Connor Cattle Co., a ranch and energy company, since 2000.	1992	2010	III
Jerry T. Armstrong—69 Mr. Armstrong has been Chairman, Chief Executive Officer and Director of Wind Associates, Inc., a private investment and management company, since 1997.	2003	2010	III

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE FOR THE ELECTION OF MESSRS. CLARK, HALLMAN AND STUBBS
AS CLASS I DIRECTORS FOR A THREE YEAR TERM; PROPOSAL 1 ON PROXY CARD.
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PROPOSAL 2:  TO APPROVE THE AMENDED AND RESTATED FROZEN FOOD EXPRESS INDUSTRIES, INC. 2005 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN (AS RESTATED EFFECTIVE APRIL 1, 2008)
Our Board has approved, and proposed that the shareholders approve at the annual meeting, an amended and restated Frozen Food Express Industries, Inc. 2005 Non-Employee Director Restricted Stock Plan (the “Plan”).  The Plan has previously been approved by the shareholders of the Company.  The Plan will be effective as of April 1, 2008, subject to approval by our shareholders.  The purpose of the amendment requiring shareholder approval is to increase the total number of shares currently authorized to be awarded under the Plan from 50,000 shares to 100,000 shares.
There are currently 30,912 shares of common stock underlying outstanding restricted stock grants under the Plan, and 19,088 shares remain available for grant. The small number of remaining available shares under the Plan limits our ability to provide incentive awards to our non-employee Directors.  It is anticipated that the additional 50,000 shares proposed to be authorized under the Plan, together with the shares remaining, will enable us to provide sufficient awards for the foreseeable future.
We are seeking shareholder approval for the restated Plan.  Shareholder approval of the additional 50,000 shares available is required under the applicable requirements of Nasdaq.  By enabling us to continue to offer our non-employee Directors long-term performance-based compensation through the Plan, the Board believes that we will continue to be able to attract and retain individuals of exceptional talent to serve on our Board.

Description of the Plan
Awards under the Plan consist of the Company’s authorized common stock, par value $1.50 per share.   The fair market value of our common stock as of April 1, 2008 was $ 7.94 per share.  The Plan provides for the grant of shares of restricted stock.  Awards under the Plan may only be made to non-employee Directors.  There are currently 6 Directors of the Company who are eligible to receive awards under the Plan.  As amended, an aggregate of 100,000 shares of common stock will be reserved for issuance under the Plan.
The Plan is administered by our Board of Directors.  Each non-employee Director of the Company is eligible to receive an award of restricted stock under the Plan on the day of his or her initial appointment or election (whichever comes first) to the Board. Annually thereafter, on the day of each annual meeting of stockholders of the Company that occurs after the date of such Director’s initial appointment or election to the Board, such individual is eligible to receive an award of restricted stock under the Plan. The Board determines the number of shares of restricted stock to be issued to an eligible non-employee Director and the time or times at which shares of restricted stock will be vested.
The complete text of the Plan is attached to this document as Appendix A.   The Plan may be amended by the Board.  However, the Plan may not be amended without the consent of the holders of a majority of the shares of stock then outstanding to (a) increase the aggregate number of shares of stock that may be issued under the Plan, (b) change the class of persons eligible to participate in the Plan, or (c) change the provisions relating to the administration of the Plan by the Board.

Description of Restricted Stock
Restricted stock awards are grants of common stock subject to a required period of service following the award, referred to as the restricted period, and any other conditions established by the Board. A recipient of a restricted stock award will become the holder of shares of restricted stock free of all restrictions if he or she completes the restricted period and satisfies any other conditions; otherwise, the shares will be forfeited. Unless otherwise provided in the award agreement, all shares of restricted stock awarded under the Plan vest over a period of three (3) years, one-third (1/3) on each anniversary of the date of grant. If the non-employee Director ceases to serve as a Director during the restricted period by reason of death, disability, retirement, or failure to be re-elected by the shareholders of the Company, all shares of restricted stock become fully vested.  The retirement of a Director means his ceasing to serve as a Director after attaining age 65 unless provided otherwise by the Board in his award agreement.  If there is a change of control of the Company, all shares of restricted stock become fully vested.
The recipient of the restricted stock will have the right to vote the shares of restricted stock and to receive dividends on the shares during the restricted period. The recipient of the restricted stock may not sell, pledge or otherwise encumber or dispose of restricted stock until the conditions imposed by the Board have been satisfied. The Board may accelerate the termination of the restricted period or waive any other conditions with respect to any restricted stock.

New Plan Benefits
The Board, in its sole discretion, determines the amount and nature of any award under the Plan at the time of grant. As a result, the benefits that might be received by Directors receiving discretionary grants under the Plan are not determinable.  During the 2007 fiscal year, non-employee Directors were each awarded 2,576 restricted shares of common stock under the Plan, a total of 15,456 restricted shares.

Tax Treatment of Awards
The discussion below summarizes the expected federal income tax treatment of awards under the Plan, under currently applicable laws and regulations. It is only a summary of the effect of U.S. federal income taxation upon recipients of awards and the Company with respect to the grant of awards under the Plan. It does not purport to be complete and does not discuss the tax consequences arising in the context of a recipient’s death or the income tax laws of any municipality, state or foreign country in which the recipient’s income or gain may be taxable.
A recipient generally does not recognize taxable income on the grant of shares of restricted stock, but does recognize ordinary income on the vesting date, or the date the recipient’s interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares on that date.  Any dividends paid on the shares of restricted stock before the vesting date are also taxable as compensation income upon receipt.
However, a recipient may elect to recognize income upon the grant of shares of restricted stock, rather than when the recipient’s interest is freely transferable and no longer subject to a substantial risk of forfeiture, equal to the fair market value of the shares on the date of the award.  If the recipient makes this election, dividends paid with respect to the restricted shares will not be treated as compensation income, but rather as dividend income, and the recipient will not recognize additional income when the restrictions applicable to the shares of restricted stock lapse.  The recipient will not be entitled to any deduction if, after making this election, he or she forfeits any of the shares of restricted stock.  If shares of restricted stock are forfeited after this election is made, the recipient will not be entitled to a refund of the ordinary income tax paid on the shares.  The recipient may, however, be entitled to receive a capital loss deduction upon forfeiture.
The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a grant of shares restricted stock.

Change in Control and Excess Parachute Payments
The accelerated vesting of awards upon a change in control could result in a participant being considered to receive “excess parachute payments” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), which payments are subject to a 20% excise tax imposed on the participant.  If so, the Company would not be able to deduct the excess parachute payments.

THE SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND MAY NOT BE APPLICABLE TO ALL INDIVIDUALS.   PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR A DETERMINATION AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM.

THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED FROZEN FOOD EXPRESS INDUSTRIES, INC. 2005 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN
(AS RESTATED EFFECTIVE APRIL 1, 2008),
PROPOSAL 2 ON THE PROXY CARD.

*********************************************************************

 REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The Compensation Committee of the Board of Directors has reviewed and discussed the following section of this proxy statement entitled “Compensation Discussion and Analysis” with management.  Based on this review and discussion, the Committee has recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10K for the fiscal year ending December 31, 2007.

/s/ Brian Blackmarr (Chairman)
/s/ W. Mike Baggett
/s/ Barrett Clark
/s/ Leroy Hallman
The Compensation Committee Report and references to the independence of Directors, are not deemed to be "soliciting material" or "filed" with the SEC, are not subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any of the filings previously made or in the future by our Company under the Exchange Act or the Securities Act of 1933 (except to the extent we specifically incorporate any such information into a document that is filed).

Compensation Discussion and Analysis

Overview
This narrative describes the philosophy, approach, and elements used by us and our Compensation Committee to define, manage, and review compensation paid to our executives. The philosophy and management approach for executive compensation described below applies to all executives including those executives designated as named executive officers.  Our Compensation Committee is responsible for the design and management of the executive compensation programs as well as our philosophy and programs for all employee compensation, benefit, and development programs.
Our Compensation Committee currently consists of three Directors, all of whom are independent under applicable Nasdaq and SEC standards.  The Committee receives recommendations from our Chief Executive Officer regarding the compensation of executive officers (other than the Chief Executive Officer).

Executive Compensation Philosophy, Strategy and Objectives
The principal objectives of our executive compensation program are to attract, motivate and retain the services of executives who can lead the Company to achieve its business goals and deliver value for its shareholders.  The Company’s business goals include consistently favorable financial performance, preservation of a strong balance sheet and strategic and opportunistic enhancement of our asset base, with a focus on long-term growth in profitability.  Our Compensation Committee has established the following compensation philosophies in support of these objectives:
•
Aligning the interests of the executives and shareholders.  We believe it is important to tie a substantial portion of each executive’s compensation to the market performance of our stock in order to closely align the interests of our executives with the interests of shareholders.  For this reason, annual and long-term incentives, which are partially or fully based on our earnings, performance and stock appreciation, are significant components of compensation for each Named Executive Officer.

•
Providing competitive performance-based compensation.  We believe that our executive compensation program should reward executives when performance results meet or exceed stated business goals.  We annually evaluate the performance and effectiveness of each Named Executive Officer and a substantial portion of each Named Executive Officer’s compensation (including base salary) is contingent on our achieving short-term business goals and increasing long-term value for our shareholders.  We also periodically review long-term and currently-paid compensation of our Named Executive Officers relative to compensation trends and practices in general and levels of executive compensation of other comparable companies.  We have conducted several such peer group reviews, with the most recent completed during November 2007.

We target our total executive compensation program to be competitive at the 50th percentile (median) of the competitive market as defined below.

Competitive Market
The Company's executive compensation program is designed so that combined short-term and long-term compensation are competitive with comparable positions at comparable companies that have achieved comparable results.  In November 2007, we completed a review and analysis of compensation of executives at several peer companies holding equivalent positions or having similar responsibilities as our named executive officers.  The peer companies are engaged in similar lines of business as the Company and of similar size as measured by revenue, market capitalization, total assets and number of employees.  The peer group was approved by our Compensation Committee and consisted of the following thirteen companies:

• Celadon Group Inc.	• Quality Distribution Inc.
• Covenant Transportation Group Inc.	• SAIA Inc.
• Heartland Express Inc.	• Smithway Motor Express Corp.
• Knight Transportation Inc.	• Universal Truckload Services
• Marten Transport LTD	• US Xpress Enterprises Inc.
• Old Dominion Freight	• U.S.A. Truck Inc.
• P.A.M. Transportation Services Inc.

In addition to the peer group analysis, we also utilized data from published surveys sponsored by nationally recognized compensation consulting firms.  These surveys included:  The 2007 Economic Research Institute, Inc. Executive Compensation Assessor, the 2007 Mercer, LLC. Executive Benchmark Database, and the 2007/2008 Watson Wyatt Worldwide, Inc. Top Management Report.
We use peer group and survey data to analyze our executive compensation (overall, base salary, annual bonus and long-term incentives) relative to the 50th percentile, or median, of the benchmark data.  While we use the data to ensure competitiveness and reasonableness, we do not rely solely on benchmarking in establishing executive compensation levels.  Variations in the actual compensation we set may be based on the experience and individual performance of each Named Executive Officer.

Role of the Compensation Committee
The Committee consists of Brian Blackmarr (Chairman), W. Mike Baggett, Barrett Clark, and Leroy Hallman.  Our Board determined that each member of the Committee is an “Outside Director” for purposes of Section 162(m) of the Code and is independent under the current listing requirements of Nasdaq.  The Committee operates independently of management and is responsible for establishing, implementing and continually monitoring adherence to our executive compensation plans, including:
•	reviewing our executive compensation practices and policies to ensure that they provide appropriate motivation for achieving high levels of performance and increasing shareholder value;
•	administering our long-term incentive plan;
•
evaluating the performance and determining the compensation of our Chief Executive Officer, including base salary, annual incentives, equity-based awards and any other special or supplemental benefits;

•	negotiating any employment agreements and change-in-control arrangements;
•
reviewing the evaluations of other Named Executive Officers’ performance by our Chief Executive Officer and approving the Chief Executive Officer’s recommendations (with such changes as the Committee may deem necessary and appropriate) with respect to compensation of other named executive officers;

•	regularly surveying executive compensation practices of other similarly positioned companies;
•	establishing and approving annual performance goals for our Chief Executive Officer, and evaluating the Chief Executive Officer’s performance against such goals and objectives;
•	annually reviewing and evaluating the adequacy of compensation and benefits for our independent Directors; and
•	reviewing and approving financial targets for executives’ bonuses and approving bonus payouts;

Role of Management
We believe that it is important to have our Chief Executive Officer’s input in the design of compensation programs for his direct reports.   He considers base salary a critical component of compensation, especially when freight demand lags behind supply of industry-wide capacity and meeting pre-established goals for an incentive bonus are not attainable. The Chief Executive Officer reviews his direct reports’ compensation annually with the Committee, evaluating the adequacy relative to the marketplace, inflation, internal, external, cultural, business and motivational challenges and opportunities facing the Company and its executives. All final decisions regarding compensation for the Chief Executive Officer’s direct reports listed in the Summary Compensation Table are made by the Compensation Committee. The Chief Executive Officer does not make recommendations with regard to his own compensation.

Role of the Compensation Consultant
During 2007, we engaged Ernst & Young LLP to perform an independent review of our executive compensation program.  The review included a proxy analysis of the peer group companies (identified below) as well as an analysis of published surveys.  The report included an analysis of base salary, annual incentive (structure and payouts), equity incentives, and benefits and perquisites.  We used the results of this analysis to make compensation decisions for the executive officers.

Executive Compensation Components
For 2007, the principal components of compensation for each Named Executive Officer were:
•	base salary;
•	long-term incentive compensation (stock options and restricted stock awards); and
•	perquisites and other benefits.

No annual bonus was paid to any Named Executive Officer for 2007.  We endeavor to strike an appropriate balance between these principal components for purposes of allocating between long-term and currently-paid compensation. Such determinations are made by reference to compensation trends and practices in general, and by reference to the peer group in particular. The corporate performance measures, which are taken into account in setting compensation policies and making compensation decisions include our financial performance and achievement of strategic goals, and have been established to link compensation to our overall financial and operational performance.

Base Salary
We pay each Named Executive Officer with a base salary to compensate them for services during the year.  Base salary is considered a critical component of compensation at all levels. The appropriate establishment of this component relative to the marketplace is essential to enable us to attract and retain qualified individuals, which are important considerations in the current competitive industry market.
The annual salaries paid to our Named Executive Officers are set based on the assessment of each executive’s overall contribution to the achievement of our business objectives as well as comparisons to comparable positions in the peer group companies. Although many variables are associated with competitive data due to differences in titles and responsibilities of peer group companies’ executive officers and timing differentials in publicly reported compensation data, the Committee believes, and the Ernst &Young report suggests, the annual salaries paid to our Named Executive Officers generally approximate the 50th percentile, or median, of the peer group.

Annual Incentive Compensation
The FFE Transportation Services, Inc. 2005 Executive Incentive Bonus and Restricted Stock Plan (the “Executive Plan”) awards annual cash and restricted stock bonuses to Named Executive Officers based upon pre-determined goals.  The Executive Plan was approved by our shareholders effective January 1, 2005. We believe that a significant portion of an Named Executive Officer’s bonus compensation should be tied to the performance of the executives as a group and to our overall performance measured against both financial and non-financial goals and objectives.  FFE Transportation Services, Inc. is our principal operating subsidiary.  We apply the metrics and calculations provided for in the Executive Plan to the results of our consolidated entity, taken as a whole and not just to those of FFE Transportation Services.
In addition to the Executive Plan, our Named Executive Officers also participate in the FFE Transportation Services, Inc. 1994 Incentive Bonus Plan (the “Incentive Plan”) that awards annual cash bonuses, not to exceed three weeks of base pay, based upon a formula giving effect to the efficiencies of operation as evidenced by the operating ratio of FFE Transportation Services, Inc. our principal subsidiary. The Incentive Plan was approved by our shareholders April 22, 1999.  We apply the metrics and calculations provided for in the Incentive Plan to the results of our consolidated entity, taken as a whole and not just to those of FFE Transportation Services.
A primary objective of the Executive and Incentive Plans is to create a strong link between annual cash bonuses and achievement of specific goals and objectives. Both Plans are performance-based incentive plans.  They reward annual bonuses to the Named Executive Officers calculated pursuant to a formula determined on the basis of operating ratio targets and specified percentages of each Named Executive Officer’s compensation. On or before the last day of any fiscal year, our Compensation Committee may, in its sole discretion, reassess who will participate in the Executive and Incentive Plans for the subsequent fiscal year and the operating ratio targets and bonus percentages to be used to calculate the bonuses for the subsequent fiscal year.  The operating ratio means the percentage of the Company’s operating expenses to its operating revenues for the applicable fiscal year.  Operating ratio is a measure utilized across our industry to indicate the operational efficiency of a company.
The Executive Plan provides each Named Executive Officer a maximum annual cash bonus opportunity that is equal to 100% of base salary earned for the year plus Christmas bonus and car allowance.
At the end of each year, we calculate the amount of cash awards for each Named Executive Officer.  The recommendations and award amounts are determined by multiplying the percentage of the potential award earned (which is determined by the operating ratio) by the targeted percentage of base salary that may be earned as a bonus.

In the Executive Plan, in addition to the cash award, Named Executive Officers also receive shares of restricted stock valued at 50% of the dollar amount of the Named Executive Officer’s cash bonus, based upon the lower of (i) the per-share value of our common stock on the last day of the year or (ii) the average per-share value of our common stock as of the last business day of each month during the year.
Our Compensation Committee may in its sole discretion adjust the operating ratio for certain specific items, if any, as it deems appropriate, including, without limitation, the reduction of the operating expenses by deducting the lease financing costs, in order to provide consistency in accounting for leased versus owned equipment. Other adjustments may include fuel surcharges and items that are beyond our management’s influence. The applicable operating ratio performance targets and various payout levels for 2007 are described more fully below.

The following table sets forth the applicable operating ratio performance targets and various payout levels for 2007:

Adjusted Operating Ratio *	Executive Plan Bonus Percentage	Incentive Plan Bonus Weeks of Pay
100.00+%	-15%	--
99.9 - 96.1%	0%	--
96.0%	10%	--
95.5%	20%	--
95.0%	30%	--
94.9%	40%	One
94.5%	40%	One
94.0%	50%	One
93.9%	60%	Two
93.5%	60%	Two
93.0%	70%	Two
92.9%	80%	Three
92.5%	80%	Three
92.0%	90%	Three
91.5% or less	100%	Three

*Adjusted operating ratio is equal to operating expenses as a percentage of operating revenues (as such expenses and revenues may be adjusted by the Compensation Committee, in its sole discretion).

Based on our adjusted operating ratio in 2007, there were no cash bonuses paid to Named Executive Officers as disclosed below in the Summary Compensation Table on page 19 and there were no shares of restricted stock awarded under the Executive Plan as reported below in the 2007 Grant of Plan-Based Awards Table on page 20.  Set forth below are adjustments to the 2007 operating ratio approved by our Compensation Committee (in thousands):

Revenue	$452,214
Less excluded items (1)	(91,910)
Adjusted operating revenue	360,304

Costs and expenses	462,743
Less excluded items (1)	(91,910)
Other (2)	(10,879)
Adjusted operating expenses	$359,954
2007 adjusted operating ratio	99.9%

(1)
Excluded items include fuel surcharges, equipment rental and other transactions not considered by the Compensation Committee to be core to operations.  These excluded items had no significant effect on the calculation of operating profit.

(2)
Represents expenses that, in the judgment of our Compensation Committee are from (i) infrequently occurring events or transactions that are beyond the control of the Company (such as from serious accidents), (ii) the inclusion of non-operating financing expenses in equipment rental where if the assets were financed with debt would be excluded from the operating ratio, (iii) estimated incremental fuel expense that is not recovered by fuel surcharges, and (iv) legally-mandated compliance with regulations that did not exist when the formula for the Executive Plan was adopted (such as for compliance with the Sarbanes-Oxley Act of 2002).

Long-Term Incentive Compensation
An additional longstanding objective of our Compensation Committee has been to motivate, reward and retain our Named Executive Officers by means of equity compensation. Because the value of equity awards over time is wholly dependent on our stock price, we believe equity awards represent a meaningful incentive for each Named Executive Officer to create long-term value for our shareholders. This approach is in keeping with our overall compensation philosophy of granting equity awards to key personnel in an effort to instill shareholder perspective and values in their performance and to provide a strong retention element in compensation. Both stock options and restricted stock grants can be used to motivate, reward and retain our executive officers and key employees through potential share value appreciation and equity accumulation. Although equity accumulation is generally encouraged, we do not have any specific security ownership requirements or guidelines for our Named Executive Officers.

Other Share-Based Payments
The Frozen Food Express Industries, Inc. 2005 Stock Incentive Plan (the “2005 Plan”) encourages participants to focus on our long term performance and provides an opportunity for each Named Executive Officer and other key personnel to be aligned with shareholders through grants of stock options or restricted stock.
Under the 2005 Plan, discretionary equity awards are considered periodically by our Compensation Committee. In determining the awards, the Committee considers the level of individual contributions, the impact of such contributions on long-term shareholder value and the need to provide a strong retentive component in Named Executive Officer and key employee compensation.
In 2005, we introduced performance-based restricted stock awards, which vest ratably over a three year period beginning on the first anniversary of the date of grant. Restricted stock is awarded to Named Executive Officers under the Executive Plan. In addition, restricted stock is awarded to attract, motivate and retain our key employees. We believe these performance-based restricted stock awards further align the Named Executive Officers’ compensation program with the interests of our shareholders.
Due to 2007 performance, no restricted stock was awarded to our Named Executive Officers under the 2005 Plan.
Although the 2005 Plan authorizes Stock Options, we discontinued issuing them in 2005, concurrent with the change in accounting for stock-based awards pursuant to the Financial Accounting Standards Board Statement No. 123R, “Share-Based Payment”.

Perquisites and Other Benefits
Perquisites. Our Compensation Committee has determined that perquisites should be limited. In line with our compensation philosophy, our Named Executive Officers are offered few benefits that are not otherwise available to all of our employees. Our perquisites have evolved over 20 years and include:
•	supplemental medical coverage;
•	personal financial services;
•	automobile allowance;
•	club membership dues; and
•	travel and lodging for spouses of Named Executive Officers attending company or industry events.

Other Benefits.  We provide the executives with various benefits that are generally available on the same cost-sharing basis to many employees of the Company.  These benefits include:
•	medical, dental and vision insurance;
•	group life insurance;
•	short-term disability insurance;
•	long-term disability insurance;
•	tuition reimbursement;
•	Employee Assistance Program; and
•	personal use of company-provided cellular phones.

In addition to the above benefits, each Named Executive Officer is eligible to participate in the FFE Transportation Services Restated Wrap Plan (the “Wrap Plan”), which is a funded deferred compensation arrangement not subject to the annual reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Wrap Plan mirrors our 401(k) Plan and is designed to defer taxation of retirement benefits that exceed limits established by the ERISA discrimination rules for our highly compensated employees. At the end of each year, to the extent that our highly compensated employees’ contributions and our matching contributions are allowed by ERISA in the 401(k) Plan, applicable Wrap Plan assets are transferred while the excess remains in the Wrap Plan.  Our match is currently limited to 50% of the employees’ contribution, not to exceed 1% of compensation for both the Wrap Plan and the 401(k) Plan. The Company’s matching contributions under the Wrap Plan for fiscal year 2007 are disclosed in the 2007 All Other Compensation Table on page 19 of this proxy statement.
Both the employee and employer Wrap Plan contributions are directed by the Named Executive Officers and may be invested in either our stock or alternative investments at the election of a participant.

Mr. Stubbs, Jr. is also a participant in the 1999 Executive Bonus and Phantom Stock Plan, which was replaced by the Executive Plan and the 1993 Supplemental Executive Retirement Plan (collectively the “Retirement Plans”), which was replaced by the Wrap Plan. These Retirement Plans are also unfunded deferred compensation arrangements not subject to the annual reporting and disclosure requirements of ERISA. The Retirement Plans’ value is based on the number of phantom shares in the Retirement Plans times our stock price.  These Retirement Plans are closed to new participants and our contributions are limited to adjustments in lieu of any cash dividends.
The dollar amounts we contribute to the Retirement Plans are divided by our stock price at the dividend payment date to determine the number of additional phantom shares added to Mr. Stubbs, Jr.’s balance.  Such additional phantom stocks are held in Retirement Plan as disclosed in the 2007 “Non-Qualified Deferred Compensation Table” on page 21.

Other Compensation Considerations
Deductibility of Executive Compensation.  Section 162(m) of the Code, generally disallows a tax deduction to publicly-owned companies for compensation over $1 million paid individually to chief executive officers and the four other most highly-compensated officers, unless such compensation meets certain specific requirements. None of our Named Executive Officer’s compensation paid during 2007 exceeded $1 million. We believe that all compensation paid during 2007 is fully deductible for federal income tax purposes. However, in the future, we may approve compensation that will not be deductible.  Because our shareholders have approved the 2005 Plan and the performance goals set forth therein, we believe that future amounts, if any, that exceed $1 million would be tax deductible.
Split Dollar Agreement. We previously entered into a Split Dollar Agreement (the “Split Agreement”) with the Stubbs Irrevocable 1995 Trust for the benefit of Stoney M. Stubbs, Jr., our Chief Executive Officer. Under the Split Agreement, we agreed to make premium payments for a split dollar life insurance policy, and the Trust agreed to repay such premiums on the earlier of surrender or cancellation of each policy for its cash value or upon payment of a death benefit. Due to changes in the law, accounting rules and other pertinent factors, during 2002 our Board terminated such obligation to pay premiums beyond 2002, but retained our right to recover the premiums that were paid at that time. Payments that we made for the benefit of Mr. Stubbs to compensate him for adverse consequences resulting from the revised arrangement for fiscal year 2007 are disclosed in the Summary Compensation Table on page 19 of this proxy statement.

Committee Decisions on Executive Officer Compensation for 2007
 Ernst &Young’s review included a proxy analysis of the Peer Group as well as a published survey analysis.  Ernst &Young’s report included an analysis of base salary, annual incentive (structure and payouts), equity incentives, and benefits and perquisites for each of our Named Executive Officers.  The report was presented to our Compensation Committee in November 2007 and concluded that each Named Executive Officer’s base salary was comparable to the 50th percentile, or median, of the Peer Group and published survey analysis.
Our Chief Executive Officer considers base salary a critical component of compensation for his direct reports, especially in 2007, when pre-established goals for an incentive bonus were not attainable.  He recommended to the Committee that his direct reports be recognized for their superior performance and their expanded areas of responsibility.  Accordingly, this Committee approved an increase in base salary of nine percent (9%) and six percent (6%), respectively, for Chief Operating Officer S. Russell Stubbs and Chief Financial Officer Thomas G. Yetter, effective January 1, 2007.  Our Chief Executive Officer Stoney M. Stubbs, Jr. did not receive a base salary increase during the year ended December 31, 2007.

Change in Control Agreements
In June 2000, our Board approved a change in control program for our Named Executive Officers, non-executive officers and certain other corporate employees. The Board based its approval on the recommendation of our Compensation Committee.  Our recommendation was based, in part, on consultations with third-party consultants, and was not in anticipation of, or in response to, any particular transaction or process.
In 2006, we entered into Amended and Restated Change in Control Agreements (the “Control Agreements”) with Messrs. S. Russell Stubbs, Stoney M. Stubbs, Jr., and Thomas G. Yetter, as well as with certain other officers of our operating divisions and subsidiaries.  All Control Agreements are substantially in the same form and provide that Named Executive Officer parties thereto are entitled to receive payments if their employment is terminated without cause or if they resign with good reason within specified periods following the occurrence of certain events deemed to involve a change in control of the Company (as described in the Control Agreements). Each Control Agreement provides for a lump sum payment and continuation of benefits in case of (but not limited to) an involuntary termination without cause or for good reason.
Section 280G of the Code disallows a deduction by the employer for certain compensation paid upon a change in control. Based on estimated change in control payments that would have been made had a change in control occurred on December 31, 2007, all Named Executive Officers would have certain amounts disallowed for deduction by us.

The Control Agreements provide that if a Named Executive Officer party thereto:

(i)	is terminated by the Company without cause during the six month transition period following a change in control,
(ii)	resigns for “good reason” (as defined in the Control Agreements) during the transition period, or
(iii)	resigns for any reason during the ten day period following a change in control or during the thirty day period following the transition period,

the Company is required to provide the Named Executive Officer with certain payments and benefits, including:

(a)
payment of accrued and unpaid base salary, car allowance and Christmas bonus at the date of termination plus accrued and unpaid bonus, if any, for the prior fiscal year plus pro-rata Bonus for the current year.  The Bonus is an amount equal to ninety percent (90%) of base pay for the year of termination of employment plus an amount equal to the Incentive Bonus Plan’s total incentive bonus payable under the plan for the year of termination of employment.

(b)
payment of a lump sum amount equal to the sum of 2.9 times the executive officer’s annual pay, which is the sum of an amount equal to the sum of the annual base salary at the time of Change in Control, the current annual car allowance and Christmas bonus plus an amount equal to the bonus as defined above.

(c)	payment of the unvested account balance under the Company’s 401(k) Plan and 401(k) Wrap Plan;

(d)
continued participation, at the same premium rate charged when actively employed, in the Company’s employee welfare plans, until the expiration of two years following the change in control or payment of the cash equivalent;

(e)	vesting of all restricted stock and stock options on change of control;

(f)	“gross-up” payments, if applicable, in the amount necessary to satisfy any excise tax imposed on the Named Executive Officer by the Code; and

(g)	continuation of medical and life insurance benefits, or cash equal to premiums for the same periods as the severance multiple.

The Control Agreements also provide for certain restrictions for Named Executive Officers in connection with payments under the Control Agreements, consisting, among others, of (i) a covenant not to compete against the Company for a one-year period and (ii) a covenant not to solicit Company employees for a two-year period following the Named Executive Officer’s termination of employment.
The following table sets forth the maximum payments that would have been made to each of our Named Executive Officers had a Change in Control occurred on December 31, 2007:

	Salary - Severance			Bonus - Severance			Pro Rata Bonus
Named Executive Officer	Cash Value	Parachute Value at CIC	Parachute Value at Payment Date	Cash Value	Parachute Value at CIC	Parachute Value at Payment Date	Cash Value	Parachute Value at CIC	Parachute Value at Payment Date
Stoney M. Stubbs Jr.	$1,146,576	$1,146,576	$1,146,576	$1,031,919	$1,031,919	$1,031,919	$355,824	$355,824	$355,824
S. Russell Stubbs	742,303	742,303	742,303	668,072	668,072	668,072	230,370	230,370	230,370
Thomas G. Yetter	675,354	675,354	675,354	607,819	607,819	607,819	209,593	209,593	209,593
	$2,564,232	$2,564,232	$2,564,232	$2,307,810	$2,307,810	$2,307,810	$795,797	$795,797	$795,797

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE
Set forth below is information with respect to the compensation paid by us for services rendered during 2007 and 2006 to each Named Executive Officer.  Each Named Executive Officer also serves on our Board of Directors but receives no additional compensation for that service.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Non-Equity Incentive Plan Compen-sation (2)	All Other Compen-sation (3)	Total
Stoney M. Stubbs, Jr.	2007	$382,024	$7,347	$101,592	$--	$48,740	$539,703
Chairman, President and Chief Executive Officer	2006	382,024	7,347	54,666	118,611	47,762	610,410

S. Russell Stubbs	2007	244,783	4,716	68,145	--	41,022	358,666
Senior Vice President and Chief Operating Officer	2006	192,639	4,327	36,474	60,650	38,670	332,760

Thomas G. Yetter	2007	222,308	4,281	39,688	--	18,007	284,284
Senior Vice President and Chief Financial Officer	2006	190,905	4,038	18,101	60,043	17,232	290,319

(1)
Amounts in this column reflect the expense recognized for financial statement reporting purposes  in accordance with SFAS 123(R), with respect to awards of time-based restricted shares of our common stock, which include awards made during 2006 or earlier.   Assumptions used in the calculation of these amounts are discussed in Notes to Consolidated Financial Statements included in our annual report on Form 10-K for fiscal year ended December 31, 2007.

(2)	Amounts shown in this column represent bonuses relating to performance paid out to our Named Executive Officers under the Executive Plan.
(3)	Amounts shown in this column include the following benefits:

2007 ALL OTHER COMPENSATION TABLE

Name		Supple-mental Medical (a)	401(k) Wrap Company Match (b)	Personal Financial Services (c)	Gross Up of Taxes (d)	Car Allow-ance	Club Dues	Company Paid Services	Travel Lodging	Total
Stoney M. Stubbs, Jr.	2007	$9,970	$7,750	$18,177	$1,415	$6,000	$3,936	$345	$1,146	$48,740
	2006	8,882	7,500	22,160	--	6,000	2,463	300	457	47,762

S. Russell Stubbs	2007	19,810	4,398	10,229	--	6,000	--	585	--	41,022
	2006	15,311	5,506	11,730	--	5,200	--	218	705	38,670

Thomas G. Yetter	2007	6,344	5,188	--	--	6,000	--	475	--	18,007
	2006	6,651	4,990	--	--	5,200	--	391	--	17,232

(a)
We maintain an Exec-U-Care Medical Reimbursement Plan, which provides additional health insurance protection for certain of our key employees, in addition to the group health and life insurance policies provided to all employees.

(b)
Our matching contribution is currently equal to 50% of the executive contribution each pay period up to a maximum of 1% of executive salary. Executive contributions are limited to the annual 401(k) elective deferral limit, as defined by the associated plan.

(c)
The value of certain tax and other professional services performed for the personal benefit of our Chief Executive Officer and Chief Operating Officer by a member of our finance staff. Also included are payments to third parties for various professional services and computer software used in connection with such services.  This allocation was based on the amount of time the member of our finance staff spent on providing these services relative to his annual base salary.

(d)	Gross-up is the amount necessary to satisfy federal taxes imposed on club dues paid by us.

2007 GRANTS OF PLAN-BASED AWARDS TABLE
The following table provides additional information about compensation under the Executive Plan and the Incentive Plan.  There were no payouts under the Executive Plan or the Incentive Plan pursuant to our 2007 performance.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Grant Date Fair Value of Stock Awards
Stoney M. Stubbs, Jr.	1/01/2007	$--	$--	$418,826	--	--	35,493	$--

S. Russell Stubbs	1/01/2007	--	--	269,648	--	--	22,851	--

Thomas G. Yetter	1/01/2007	--	--	245,432	--	--	20,799	--

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2007 TABLE
The following table presents information concerning outstanding equity incentive awards held by each Named Executive Officer as of December 31, 2007 under our equity incentive plans:

	Option Awards(1)			Stock Awards(2)
Name	Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Total Value of Outstanding Awards
Stoney M. Stubbs, Jr.	70,000	$10.59	12/16/2015
	50,000	6.71	5/12/2014
	90,000	2.40	5/14/2013
	176,027	2.08	2/13/2012
	222,299	2.81	6/15/2010	10,046	$59,271	$1,733,598

S. Russell Stubbs	25,000	10.59	12/16/2015
	10,000	6.71	5/12/2014
	15,000	2.40	5/14/2013
	9,261	2.81	6/15/2010
	1,100	7.88	1/1/2009
	7,500	6.00	9/23/2008
	1,000	9.88	7/1/2008
	1,100	9.13	1/1/2008	10,755	63,455	144,571

Thomas G. Yetter	10,000	10.59	12/16/2015
	10,000	6.71	5/12/2014
	34,319	2.81	6/15/2010
	7,000	6.00	9/23/2008	8,741	51,572	157,618

(1)	As of December 31, 2007, all outstanding options under our equity incentive plans were fully vested.
(2)	Restricted stock has a three-year vesting schedule (⅓ per year), and the following table represents the vesting date of the unvested restricted stock held by each Named Executive Officer:
	Vesting Date
Name	5/17/08	12/31/08	5/17/09	12/31/09	Total
Stoney M. Stubbs, Jr.	--	7,997	--	2,049	10,046
S. Russell Stubbs	3,333	3,040	3,334	1,048	10,755
Thomas G. Yetter	3,333	1,037	3,334	1,037	8,741

2007 OPTION EXERCISES AND STOCK VESTED TABLE
The following table provides information concerning the exercise of options during the last fiscal year and the vesting of shares of restricted stock during the last fiscal year for each named executive officer:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Stoney M. Stubbs, Jr.	--	$--	7,995	$47,171
S. Russell Stubbs	1,100	1,883	6,372	49,160
Thomas G. Yetter	10,500	68,460	4,370	37,349

(1)	This column reflects stock options exercised during 2007. The number of shares acquired and held by Mr. Stubbs and Mr. Yetter was 178 and -0-, respectively.

2007 NON-QUALIFIED DEFERRED COMPENSATION TABLE
The following table provides additional information about deferred compensation under the 1999 Executive Bonus and Phantom Stock Plan, 1993 Supplemental Executive Retirement Plan and the Wrap Plan:

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY(1)		Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions(3)	Aggregate Balance at Last FYE
Stoney M. Stubbs, Jr.	$20,500	$19,608	(2)	$(339,299)	$(17,155)	$757,867
S. Russell Stubbs	12,646	4,398		(17,959)	(12,155)	47,907
Thomas G. Yetter	20,500	5,188		(818)	(12,155)	30,980

(1)
The amounts shown in this column for each of the named executive officers include the 401(k) Wrap Company match, which is included in All Other Compensation column of the 2007 Summary Compensation Table.

(2)	Includes dividends paid on Mr. Stubbs, Jr. phantom stock awards of $11,858.
(3)	Represents amount transferred to the 401(k) Plan.

POTENTIAL PAYMENTS UPON TERMINATION
Pursuant to the Change in Control Agreements previously mentioned in this report, our Named Executive Officers may be entitled to receive certain payments should a change in control occur.

2007 DIRECTOR COMPENSATION TABLE

Name(1)	Fees Paid in Cash	Stock Awards(1)	Total
Jerry T. Armstrong	$29,500	$12,283	$41,783
W. Mike Baggett	31,250	12,283	43,533
Brian R. Blackmarr	22,250	15,538	37,788
Barrett D. Clark	8,750	2,536	11,286
Leroy Hallman	28,750	12,283	41,033
T. Michael O'Connor	21,250	15,538	36,788
	$141,750	$70,461	$212,211

(1)
Amounts in this column reflect the expense recognized for financial statement reporting purposes for the indicated fiscal year, in accordance with SFAS 123(R), with respect to awards of time-based restricted shares of our common stock, which include awards made during the indicated year or earlier. Awards of restricted stock during 2007, all pursuant to the 2005 Non-Employee Director Restricted Stock Plan, were as follows: Messrs. Armstrong, Baggett, Blackmarr, Hallman and O’Conner –2,576 shares in connection with the 2007 annual meeting; and Mr. Clark– 2576 shares, upon appointment to the Board.

TRANSACTIONS WITH MANAGEMENT AND DIRECTORS
A member of our finance staff devotes a portion of his time rendering tax and other professional services for the personal benefit of our Chief Executive Officer and Chief Operating Officer. We have determined that about $28 thousand of the finance staff member’s salary was related to the provision of such services during the year ended December 31, 2007.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION
Grant Thornton LLP served as our independent registered public accounting firm for 2007.  KPMG, LLP previously served in that capacity. Representatives of Grant Thornton are expected to be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions. We intend to select our independent registered public accounting firm for 2008 after receiving the recommendation of our Audit Committee.

AUDIT AND NON-AUDIT FEES
The following table presents fees for the professional audit services rendered and billed by Grant Thornton LLP and KPMG, LLP, our independent registered public accounting firms for 2007 and 2006, respectively, for the audit of our systems of internal controls and annual financial statements for the years ended December 31, of each year.  There were not any other services rendered by KPMG or Grant Thornton during those periods.

	2007	2006
Audit fees (1)	$609,000	$589,000
Tax fees	--	--
All other fees	--	--
	$609,000	$589,000

(1)
Audit fees consist of the aggregate fees billed for professional services rendered for the audit of our systems of internal controls and reviews of the financial statements included in our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K and services that are normally provided by our Independent Registered Public Accounting Firm in connection with statutory and regulatory filings or engagements.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services
For 2007 and 2006, our Audit Committee's policy with respect to the pre-approval of audit and non-audit services was to specifically pre-approve the terms and fees of each engagement for services to be performed by the independent registered public accounting firm. Our Audit Committee did not delegate its responsibility to a member of the committee or to management.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee (the “Committee”) of the Board of Directors of Frozen Food Express Industries, Inc. (the "Company") operates pursuant to a written charter, which has been approved and adopted by the Board of Directors of the Company and is reviewed and reassessed annually by this Committee. Our Committees charter is available within the corporate governance section of the Company's Internet website at www.ffex.net. For the year ended December 31, 2007 and as of the date of the adoption of this report, the Committee was comprised of four Directors who met the independence and experience requirements of Nasdaq. Mr. Armstrong is an "audit committee financial expert", as defined by the applicable rules of the Securities and Exchange Commission.
This Committee oversees the Company's system of internal controls over financial reporting and the financial reporting process on behalf of the Board of Directors and oversees the entire audit function, including the selection of our Independent Registered Public Accounting Firm. Management has the primary responsibility for the financial statements and the financial reporting process, including the systems of internal controls and legal and regulatory compliance. In fulfilling its oversight responsibilities, we reviewed and discussed with management the audited financial statements for the year ended December 31, 2007, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments and critical accounting policies and estimates, and the clarity of disclosures in the financial statements. We also discussed with the Chief Executive Officer and Chief Financial Officer their respective certifications with respect to the Company's Annual Report on Form 10-K for the year ended December 31, 2007.
We reviewed with representatives of Grant Thornton LLP, which is responsible for expressing an opinion on the Company's system of internal controls over the financial reporting and the conformity of those audited financial statements with U.S. Generally Accepted Accounting Principles, their judgments as to the acceptability and quality of the Company's accounting principles and such other matters as are required to be discussed with this Committee under U.S. Generally Accepted Auditing Standards, including those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, we have received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and have discussed those disclosures and other matters relating to independence with GT.
We discussed with the Company's internal auditors and representatives of Grant Thornton LLP the overall scope and plans for their respective audits. This Committee meets with the internal auditor and representatives of Grant Thornton, with and without management present, to discuss the results of their examinations of the Company's internal controls, and the overall quality of financial reporting.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. In reliance on the reviews and discussions with management and with representatives of Grant Thornton referred to above, and the receipt of
(i)	an unqualified opinion from Grant Thornton dated March 14, 2008 regarding the audited financial statements of the Company for the year ended December 31, 2007, and,
(ii)	an opinion from Grant Thornton with regard to the company's internal controls over financial reporting, this Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE MEMBERS

/s/Jerry T. Armstrong, Chair
/s/W. Mike Baggett
/s/Leroy Hallman
/s/T. Michael O’Connor

The Audit Committee Report, and references to the independence of Directors, are not deemed to be "soliciting material" or "filed" with the SEC, are not subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any of the filings previously made or in the future by our Company under the Exchange Act or the Securities Act of 1933 (except to the extent we specifically incorporate any such information into a document that is filed).

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our officers, directors and persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC").  Such stockholders are required by the SEC's regulations to furnish us with copies of all Section 16(a) reports they file.  Based solely on our review of the copies of such forms received by us, we believe that all filing requirements applicable such stockholders for the year ended December 31, 2007, were complied with except for the untimely filing of one Form 3 (Initial Statement of Beneficial Ownership of Securities) for Sarah Daniel,  who became subject to the Section 16(a) filing requirements as a 10%  stockholder due to our repurchases of shares of common stock on the open market, which was reported in our Quarterly Report on Form 10-Q filed with the SEC on November 6, 2007.  This form was later filed by Ms. Daniel on April 9, 2008.

SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING
Shareholders intending to present proposals at the 2009 Annual Meeting of Shareholders and desiring to have those proposals included in our proxy statement and form of proxy relating to that meeting must submit such proposals, in compliance with Rule 14a-8 of the Exchange Act, to our Corporate Secretary on or before December 16, 2008. For proposals that shareholders intend to present at the 2009 Annual Meeting of shareholders outside the processes of Rule 14a-8 of the Exchange Act, unless the shareholder notifies our Corporate Secretary of such intent by February 13, 2009, any proxy solicited by us for such annual meeting of shareholders will confer on the holder of the proxy discretionary authority to vote on the proposal so long as such proposal is properly presented at the annual meeting of shareholders.

By Order of the Board of Directors

/s/ Leonard W. Bartholomew
Dallas, TX	LEONARD W. BARTHOLOMEW
April 18, 2008	Corporate Secretary

A copy of the our annual report on Form 10-K for the year ended December 31, 2007 may be obtained without charge upon written request to Leonard W. Bartholomew, our Corporate Secretary, 1145 Empire Central Place, Dallas, Texas 75247 or by accessing our Internet website at www.ffex.net and clicking on "SEC Filings."

APPENDIX A

FROZEN FOOD EXPRESS INDUSTRIES, INC.
2005 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN
(As Restated Effective April 1, 2008)

1. PURPOSE.

The purposes of the Frozen Food Express Industries, Inc., 2005 Non-Employee Director Restricted Stock Plan (this "Plan") are to promote the growth and prosperity of Frozen Food Express Industries, Inc. (the "Company"), to attract and retain the best available people to serve as independent directors of the Company and to encourage stock ownership by such directors and thus increase their personal interest in the Company's success.

2. ADMINISTRATION.

(a)           This Plan shall be administered by the Board of Directors of the Company (the "Board"). The Board may from time to time prescribe, amend and rescind such rules, regulations, provisions and procedures, consistent with the terms of this Plan, as may be advisable in its opinion in the administration of this Plan, and subject to the terms of this Plan shall prescribe the provisions of the restricted stock agreements to be issued hereunder and make all other determinations and interpretations necessary or advisable for administering this Plan and the stock option agreements.
(b)           A majority of the Board shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Board, shall be the acts of the Board.  All decisions, determinations and interpretations of the Board shall be final and binding on all persons interested in this Plan.

3. SHARES AVAILABLE FOR AWARD UNDER THIS PLAN.

(a)
The stock to be subject to awards granted under this Plan shall be shares of the Company's common stock, par value $1.50 per share (the "Common Stock"), either authorized and unissued or treasury stock.

(b)           In the event of a merger, consolidation, reorganization, recapitalization, subdivision or any other similar change affecting the stock of the Company, an appropriate adjustment to reflect any such change shall be made in the total number and class of shares for which awards may be granted, the number and class of shares underlying awards to be granted in accordance with Section 4(a), and the number and class of shares.  Such adjustment shall be as determined by the Board; provided, however, that any such computation shall be rounded to the nearest whole share and no such modification shall require the issuance of fractional shares.
(c)           The total amount of stock reserved for issuance under the Plan in the form of shares of Restricted Stock shall be 100,000 shares (subject to adjustment in accordance with Section 3(b)).
(d)           In the event any outstanding award for any reason expires, is forfeited, cancelled or otherwise terminates, the shares allocable to the award shall again be available for issuance under this Plan.
(e)           Nothing in this Plan or in any award granted pursuant to this Plan shall confer on any individual any right to continue as a director of the Company or interfere in any way with the removal of such person as a director in accordance with the Articles of Incorporation and Bylaws.

4. ELIGIBILITY AND AWARDS.

Each director of the Company who is not at the time of the grant of an award an officer or employee of the Company ("Non-Employee Director") shall be eligible to receive an award of restricted stock under this Plan on the day of a Non-Employee Director's initial appointment or election (whichever comes first) to the Board. Annually thereafter, on the day of each annual meeting of stockholders of the Company that occurs after the date of such Director’s initial appointment or election to the Board, such Director shall receive an award of restricted stock under this Plan. Each such date (of appointment, election or the annual stockholders’ meeting) shall be the “Date of Grant” with respect to an award.  The Board shall determine from time to time the number of shares of Restricted Stock to be issued to an eligible Non-Employee Director.

5. VESTING OF RESTRICTED STOCK.

Unless otherwise determined by the Board and set forth in the Award Agreement, all shares of Restricted Stock awarded under this Plan shall vest over a period of three (3) years from the Date of Grant, one-third (1/3) on each anniversary of the Date of Grant, provided that the Non-Employee Director continues to serve as such at each vesting date.
If a Non-Employee Director ceases to serve as a Director by reason of his Retirement, death, Disability or failure to be re-elected by the Company’s shareholders, the shares of Restricted Stock theretofore granted to such director shall become fully vested as of the date of his or her ceasing to serve as a Director.  “Retirement” shall mean the Director’s ceasing to serve as a Director on account of retirement at any time on or after the date on which the Director reaches age sixty-five (65) (or such other age as is set forth in the Award Agreement, in the discretion of the Board).  “Disability” shall have the meaning set forth in the Company’s 2005 Stock Incentive Plan.  Except as set forth in this paragraph 5, a Non-Employee Director whose service as a director terminates prior to full vesting of the Restricted Stock shall forfeit all non-vested shares of Restricted Stock remaining subject to any outstanding Restricted Stock Award.
If there is a Change of Control of the Company, the shares of Restricted Stock theretofore granted to such director shall become fully vested as of the Change of Control.  A “Change of Control” shall have the meaning set forth in the Company’s 2005 Stock Incentive Plan.

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6. TERMS AND CONDITIONS OF RESTRICTED STOCK.

Shares of Restricted Stock granted hereunder may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, until vested in accordance with paragraph 5.  Except for such restrictions, the Non-Employee Director as owner of such shares shall have all the rights of a stockholder, including but not limited to the right to vote such shares and the right to receive all dividends paid on such shares.
Each certificate issued in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Non-Employee Director and, at the discretion of the Board, each such certificate may be deposited in a bank designated by the Board.  Each such certificate shall bear the following (or a similar) legend:
"The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including but not limited to forfeiture) contained in the Frozen Food Express Industries, Inc. 2005 Non-Employee Director Restricted Stock Plan and an agreement entered into between the registered owner and Frozen Food Express Industries, Inc.  A copy of such plan and agreement is on file in the office of the Secretary of Frozen Food Express Industries, Inc., 1145 Empire Central Place, Dallas, Texas 75247.”

At each vesting date, Restricted Stock will be transferred free of all restrictions to a Non-Employee Director (or his or her legal representative, beneficiary or heir).

7. AMENDMENT AND DISCONTINUANCE.

The Board may at any time amend this Plan, provided that, except as permitted by Section 3(b), no amendment without the approval of shareholders shall:  (a) increase the total number of shares of Restricted Stock that may be granted, (b) change the class of persons eligible to receive shares of Restricted Stock under this Plan, or (c) change the provisions relating to the administration of this Plan by the Board.
The Board may terminate this Plan at any time but such termination shall not affect shares of Restricted Stock previously granted.

8. RESERVATION OF SHARES.

During the term of this Plan, the Company shall at all times reserve and keep available, and will obtain from any regulatory body having jurisdiction any requisite authority in order to issue such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of this Plan.  Inability of the Company to obtain any authority deemed by the Company's counsel to be necessary to the lawful issuance of any shares of its stock hereunder shall relieve the Company of any liability in respect of the nonissuance of such stock as to which such authority shall not have been obtained.

9. SECURITIES ACT OF 1933.

Unless (a) the shares to be issued upon an award have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended; or (b) in the opinion of counsel for the Company, no such registration is necessary, the Company shall be under no obligation to issue any shares covered by any award.

10. SECTION 16.

With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("Exchange Act"), transactions under this Plan are intended to comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act.  To the extent any provision of this Plan or action by the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

11. EFFECTIVE DATE; TERM OF PLAN.

This restated Plan shall become effective as of April 1, 2008; provided, however, if this Plan is not approved by the holders of a majority of the stock of the Company present or represented by proxy and entitled to vote at the first annual meeting of shareholders of the Company following April 1, 2008, any awards granted under this Plan shall be null, void and of no force and effect as of their grant date, and this Plan shall terminate.  This Plan shall terminate on March 31, 2018, unless sooner terminated as provided in this Plan.  At the end of such term, this Plan shall expire except for awards then outstanding.

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2008 Annual Meeting of Shareholders of Frozen Food Express Industries, Inc.

Las Colinas Country Club
4400 North O’Connor Boulevard
Irving, TX 75062-2796

DIRECTIONS
From Dallas/Fort Worth International Airport
DFW Airport North Exit
Merge onto TX-114 E (toward Irving/Downtown Dallas)
Exit N. O’Connor Rd., turn right on N. O’Connor Rd.
Make a U-turn at Las Colinas Country Club Dr.

From Love Field Airport
Airport Exit
Right on Mockingbird
Right on TX-183 W (signs for Irving/DFW Airport/TX-183/TX-114)
Slight right at TX-114 W
Exit and turn left on N. O’Connor Rd.
Make a U-turn at Las Colinas Country Club Dr.

Four Seasons Resort & Club
Las Colinas Country Club
N Oconnor Rd
Decker Ct
Goodson Dr
Wingren Dr
114
N Wingren Rd
Decker Dr
N Macarthur Blvd
Lena Ln
St Andrews Blvd
Castle Rock Ct
Oconnor Ct
Leland Blvd
Quail Run Dr
Quail Run Ct
Travis Cir S
W Sutton Ct
Gambrel Dr
Mills Ln
Hadrian Ct
Gloucester St N
Danfield Ct
Sam Hill St
Millswood Dr
Gloucester St S
Fox Glen Dr
Steeplechase Dr
Fox Glen Cir
Balboa Ct
La Paz Ct
Tampico St